JOINT INSURANCE AGREEMENT

This Joint Insurance Agreement (the “Agreement”) is entered into as of March 1, 2025, by and among, individually and not jointly, each of the investment companies (each a “Registrant”) listed on Schedule A, which are Massachusetts business trusts, Delaware statutory trusts or Maryland corporations, each on behalf of its underlying series (if any) ( the term “Fund” is used to refer to either the Registrant or the series, as the context requires).

WHEREAS, the Registrants are investment companies registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Funds are required to provide and maintain a fidelity bond (the “Bond”) pursuant to Rule 17g-1 under the 1940 Act; and

WHEREAS, paragraph (b) of Rule 17g-1 provides that the fidelity bond may be in the form of a joint insured bond covering the Registrants; and

WHEREAS, the Board of Trustees/Directors of each Registrant (the “Trustees”), including a majority of those who are not “interested persons” (as that term is defined by the 1940 Act) of the Registrant, have made the determinations required by Rule 17g-1, including those provisions specifically applicable to a joint insured bond; and

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows;

1. Primary Coverage. Each Registrant shall have “primary” (i.e., minimum assured) coverage under the Bond with respect to each loss covered under the Bond in the amount shown for such Registrant on Schedule B hereto, that is at least equal to the amount that each such Registrant would have received had it provided and maintained a single insured bond with the minimum coverage required by paragraph (d)(1) of Rule 17g-1 under the Act.

2. Allocation of Premiums.

For each Registrant, the premium on the Bond for any Bond period shall be allocated among the Funds on the basis of the insurer’s estimate of the relative cost to the respective Registrants of maintaining separate bonds in the amounts of their respective primary coverages as stated in Schedule B and with the deductibles applicable to the respective Registrant, subject to approval by a majority of the Trustees who are not “interested persons” (as that term is defined by the 1940 Act) of the Registrant. One-third of the premium shall be allocated to the Funds pro rata and two-thirds of the premium shall be allocated among the Funds in the same proportion as the percentage amount each Fund’s net assets bears to the aggregate net assets of all the Funds as of the same date, as determined by Registrant officers.

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3. Recovery of Sufficient Coverage.

Recovery by any Registrant for a loss covered under the Bond that does not exceed the limit of coverage provided by the Bond shall be paid in full to the respective Registrant in the amount of its respective covered loss.

4. Allocation of Insufficient Coverage. Recovery of a loss covered under the Bond sustained by more than one Registrant that in the aggregate exceeds the amount of coverage provided by the Bond shall be equitably and proportionately shared among all such Registrants in amounts consistent with the portion of the Bond premium allocated to each such Registrant, provided that, in any event, each such Registrant shall receive not less than the amount of its primary coverage shown on Schedule B. Recovery by a Registrant under the Bond shall likewise be allocated among the Funds of the Registrant (as applicable) based upon the relative premiums for such Bond period borne by the Funds incurring such loss. Any allocation in excess of a loss actually sustained by any Registrant shall be reallocated consistent with this paragraph.

5. Deductibles. No deductible under the Bond shall be required for any Registrant with respect to a loss sustained by a Registrant resulting from larceny or embezzlement.

6. Prior Agreements. This Agreement shall become effective as of March 1, 2025 and shall supersede any previous agreement between or among any parties hereto relating to the allocation of premiums and coverage under any joint-insured fidelity bond, and any such previous agreement is hereby terminated. If and to the extent there is any recovery of a covered loss under the Bond resulting from a claim arising during any period when a party hereto was covered under the Bond but was not yet a party to this Agreement, the terms of this Agreement shall nonetheless control as if it was in full force and effect with respect to that party on that date.

7. Additional Parties. The parties hereby agree that any registered investment company advised by Columbia Management Investment Advisers, LLC or its affiliates may become an insured under the Bond and a party to this Agreement by executing this Agreement and by paying its share of the premium in accordance with Section 2 of this Agreement.

8. Miscellaneous. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument, which may be sufficiently evidenced by one counterpart. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

On behalf of each Registrant that is organized as a Massachusetts business trust or a series thereof as stated on Schedule A, notice is hereby given that either a copy of the Declaration of Trust or a copy of the Agreement and Declaration of Trust of such Registrants, together with all amendments, is on file with the Secretary of State of the Commonwealth of Massachusetts. The execution and delivery of this Agreement has been authorized by the Trustees and the Agreement has been signed by an authorized officer of the Registrants. It is expressly agreed that the obligations of the Funds under this Agreement shall be binding upon the assets and properties of the applicable Fund(s) only and shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the applicable Fund(s), personally, as provided in the Declaration of Trust or the Agreement and Declaration of Trust.

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement by its respective officer as of the date first set forth above.

COLUMBIA ACORN TRUST

COLUMBIA ETF TRUST I

COLUMBIA ETF TRUST II

COLUMBIA FUNDS SERIES TRUST

COLUMBIA FUNDS SERIES TRUST I

COLUMBIA FUNDS SERIES TRUST II

COLUMBIA FUNDS VARIABLE INSURANCE TRUST

COLUMBIA FUNDS VARIABLE SERIES TRUST II

COLUMBIA SELIGMAN PREMIUM TECHNOLOGY

GROWTH FUND, INC.

TRI-CONTINENTAL CORPORATION

WANGER ADVISORS TRUST (to be known as COLUMBIA FUNDS VARIABLE SERIES TRUST)

Each for itself and on behalf of each of their respective series, if any

By:	/s/ Ryan C. Larrenaga
Name:	Ryan C. Larrenaga
Title:	Senior Vice President, Chief Legal Officer and Secretary

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Schedule A

Columbia Acorn Trust, a Massachusetts business trust

Columbia ETF Trust I, a Massachusetts business trust

Columbia ETF Trust II, a Delaware statutory trust

Columbia Funds Series Trust, a Delaware statutory trust

Columbia Funds Series Trust I, a Massachusetts business trust

Columbia Funds Series Trust II, a Massachusetts business trust

Columbia Funds Variable Insurance Trust, a Massachusetts business trust

Columbia Funds Variable Series Trust II, a Massachusetts business trust

Columbia Seligman Premium Technology Growth Fund, Inc., a Maryland corporation

Tri-Continental Corporation, a Maryland corporation

Wanger Advisors Trust (to be known as Columbia Funds Variable Series Trust), a Massachusetts business trust

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Schedule B

Bond Period:	June 30, 2024 to June 30, 2025
Bond:	87155124B
Insurance Company:	ICI Mutual Insurance Company
Limit of Liability:	$25,000,000

Primary Coverage Allocable to Each Company

Companies	Amount ($)
Columbia Acorn Trust	$2,546,128.48
Columbia ETF Trust I	$1,929,292.80
Columbia ETF Trust II	$1,263,949.12
Columbia Funds Series Trust	$2,725,755.30
Columbia Funds Series Trust I	$3,775,601.03
Columbia Funds Series Trust II	$3,186,568.41
Columbia Funds Variable Insurance Trust	$2,743,375.98
Columbia Funds Variable Series Trust II	$3,398,864.26
Columbia Seligman Premium Technology Growth Fund, Inc.	$904,998.91
Tri-Continental Corporation	$1,518,303.86
Wanger Advisors Trust (to be known as Columbia Funds Variable Series Trust)	$1,007,161.84

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